Press Release	Source: Vitro Diagnostics, Inc.

Vitro Biopharma Signs MOU with GIOSTAR for COVID-19 IND Using AlloRx Stem Cells

Golden, Colorado—June 2, 2020—Vitro Diagnostics, Inc. (OTCPK: VODG), dba Vitro entered into an exclusive Memorandum of Understanding (MOU) with Global Institute of Stem Cell Therapy and Research, Inc.  (“GIOSTAR”) a leading stem cell research institute based in San Diego, California to jointly partner together for a COVID-19 Investigational New Drug (“IND”) to the FDA using Vitro Biopharma’s umbilical cord mesenchymal stem cell product AlloRx Stem Cells™ in a clinical trial to treat Covid-19 patients.

GIOSTAR is the worldwide leader in the in the field of stem cell research has its stem cell research and treatment facilities around the world. GIOSTAR is leading the way for filling the IND application for the Covid-19 with US FDA while Vitro will provide its AlloRx Stem Cells™ for use in the study.  Giostar has already obtained the expedited compassionate use authorization from the FDA for using stem cell treatment for severe Covid-19 hospitalized patients using AlloRx Sem Cells®.  Vitro will continue to seek FDA authorization of its pending IND.

https://www.giostar.com/2020/05/01/giostar-announces-fda-approval-compassionate-use-treat-covid-19-stem-cells-2/

The MOU is an exclusive joint collaboration for use of AlloRx Stem Cells® in GIOSTAR’s clinical trial and ultimately the exclusive use of AlloRx Stem Cells® for the treatment of Covid-19 upon pre-market approval by the FDA as a drug treatment for Covid-19.

GIOSTAR in collaboration with government of Gujarat, India is building one of the world’s largest stem cell hospital. This is a dream project of India’s Prime Minister Narendra Modi. www.Giostar.com. The MOU stated the intended discussions regarding use of AlloRx Stem Cells® at GIOSTAR’s various international stem cell facilities that would provide quality and economic advantages.

Vitro is a leader in the manufacturing of umbilical cord mesenchymal stem cells adhering to the highest levels of the International Stem Cell Therapies standards (“ISCT”).  Vitro is an ISO 9001 and ISO13485-certified, CLIA-certified and cGMP compliant manufacturer. www.vitrobiopharma.com

Dr Jim Musick CEO/CSO said, “Our evolving partnership with GIOSTAR is a significant development in our strategic initiative to gain a presence in international medical tourism stem cell clinics while at the same time expanding presence in the US markets.  AlloRx Stem Cells® continue to gain recognition as superior stem cell therapies through our Cayman Island partner DVC Stem.  We are also pleased to be recognized by GIOSTAR as a premier provider of AlloRx Stem Cells® for use in treatment of COVID-19 and other therapies as well.”

About Vitro Biopharma:

Vitro Biopharma, for over 10 years, has supplied major biopharmaceutical firms, elite university laboratories and clinical trials worldwide with Mesenchymal Stem Cells, MSC-Grow™ Brand of cell culture media, various stem cell derivatives and stem cell-derived differentiated cells.  We also supply primary fibroblast cells and an expanding line of cancer-associated fibroblasts (CAFs) from various tumors including lung, breast, melanoma, pancreatic and colorectal tissues. Our CAFs are purchased by major pharmaceutical and biopharmaceutical firms to advance immunotherapy of cancer.

Out of years of research, we developed our patent-pending and proprietary line of umbilical cord derived stem cells AlloRx Stem Cells® now being used in international regenerative medicine clinical trials. Our stem cells are used in regenerative medicine clinical trials with our partner in the Cayman Islands www.DVCStem.com. We have a recently approved clinical trial using our AlloRx Stem Cells® to treat musculoskeletal conditions at The Medical Pavilion of the Bahamas www.tmp-bahamas.com in Nassau.

Vitro Biopharma has a proprietary and scalable manufacturing platform to provide stem cell therapies to critically ill Coronavirus patients and other conditions including multiple sclerosis, OA, Chrohn’s disease and numerous medical conditions that are under-treated by the current standard of care.  Our cGMP manufacturing is ISO9001, ISO13485 certified and we are FDA registered.  Our stem cells have been shown to be safe and effective in international Phase I clinical trials. About

About GIOSTAR

GIOSTAR is the pioneer and established leader in the field of stem cell research. Under the leadership of Co-Founders Dr. Anand Srivastava and Deven Patel, the San Diego-based Institute has a tradition of groundbreaking research in stem cell science spanning more than two decades.

Media contact:

Deven Patel

deven@giostar.com

Vitro Biopharma contact:

Dr. James Musick

Chief Executive Officer

Vitro Biopharma

(303) 550-2778

E-mail: jim@vitrobiopharma.com

Source: Vitro Diagnostics, Inc.

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